August 14th 2015

PrivatBank's announcement of the result of the meeting of holders of the 2015 Notes

On 13 August 2015 PJSC CB “PrivatBank” (“PrivatBank”) announced the results of its previously announced solicitation of consents in respect of certain proposed amendments to the terms of the 2015 Notes (the “Current Consent Solicitation”).
The meeting of the holders of the 2015 Notes took place on 13 August 2015 and was not quorate and PrivatBank’s proposal to extend the maturity date of the 2015 Notes from 23 September 2015 to 1 December 2015, was not duly passed at the meeting.
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The Current Consent Solicitation should be considered with reference to the consent solicitation memorandun dated 29 July 2015 (the “Memorandum”). This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Current Consent Solicitation. If any noteholder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.

None of the securities mentioned in the above announcement have been or will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any U.S. state securities commission has approved or disapproved of the 2015 Notes, or determined if this announcement or the Memorandum is accurate or complete. Any representation to the contrary is a criminal offence.

The Current Consent Solicitation was deemed to have been submitted to noteholders in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder (“Rule 802”). Any new securities deemed to be issued pursuant to the Current Consent Solicitation will be “restricted securities” within the meaning of rule 144(a)(3) under the Securities Act to the same extent and proportion as the existing notes. In accordance with Rule 802 with respect to any securities deemed to be issued in connection with the Solicitation, Privatbank will submit to the SEC any informational document disseminated to the noteholders in connection with the Current Consent Solicitation.

The Current Consent Solicitation is being made in regards to the securities of a non-US company. The Current Consent Solicitation is subject to disclosure requirements of a country other than the United States that are different from those of the United States. Financial statements included in the Memorandum have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws in relation to the Current Consent Solicitation, since the PrivatBank and the issuer of the 2015 Notes are located in a foreign country, and some or all of their officers and directors are residents of a foreign country. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that PrivatBank and the issuer of the 2015 Notes may purchase securities otherwise than in connection with the Current Consent Solicitation, such as in open market or privately negotiated purchases.

NOTHING IN THE MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

THIS NOTICE IS NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THE ATTACHED ANNOUNCEMENT.

PrivatBank Press Center

+380 92 716-08-81

press@privatbank.ua